    Exhibit 99.1

   December 19, 2005                 Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412:442-8262

MATTHEWS INTERNATIONAL CORPORATION DECLINES TO PURCHASE DISTRIBUTOR

PITTSBURGH, PA, December 19, 2005 -- Matthews International Corporation (NASDAQ NMS: MATW) reported that The York Group, Inc. (“York”), a wholly-owned subsidiary of Matthews International Corporation (“Matthews”), has notified Yorktowne Caskets, Inc. (“Yorktowne”) that York has declined to exercise its right of first refusal under its distributor agreement with Yorktowne and, accordingly, will not match the offer of Batesville Services, Inc., an affiliate of Batesville Casket Company (“Batesville”), to purchase the stock of Yorktowne for approximately $58 million.

Yorktowne, which is York’s largest independent distributor, entered into a distributor agreement with York in April 2005. Under the distributor agreement, which is in effect until April 15, 2007, Yorktowne is required to purchase all of its requirements for wood and metal caskets from York, with minimum annual purchase requirements. The agreement also prohibits a “substantial change of control” of Yorktowne without York’s prior written consent. York has not consented to any substantial change of control of Yorktowne. Currently Batesville, Yorktowne, and the shareholders of Yorktowne are subject to a preliminary injunction prohibiting them from completing the proposed purchase of Yorktowne. That preliminary injunction is subject to a pending appeal, but it remains in effect unless and until it is dissolved by the court.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.